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Exhibit 99.(a)(5)(D)

    [LTC PROPERTIES LETTERHEAD]

FOR IMMEDIATE RELEASE

Contact: Andre C. Dimitriadis, Chairman & CEO
Wendy L. Simpson, Vice Chairman & CFO
(805) 981-8655

LTC PROPERTIES, INC. ANNOUNCES
EXPIRATION AND RESULTS OF ITS TENDER OFFER

    OXNARD, CALIFORNIA, OCTOBER 23, 2001—LTC Properties, Inc. (NYSE:LTC), said today that the Company's tender offer for its common stock expired at 5:00 p.m. Eastern Standard Time, on Monday, October 22, 2001. LTC offered to purchase at a price of $5.75 per share, net to the seller in cash, up to 6,000,000 shares of its common stock, subject to the terms and conditions of the tender offer.

    Stockholders of the Company tendered 6,090,574 shares in total. In accordance with applicable regulations of the Securities and Exchange Commission that allow the Company to purchase an additional 2% of the outstanding shares, all 6,090,574 shares tendered were accepted by LTC for payment. LTC added that the depositary agent, Computershare Trust Company of New York, would immediately begin processing payments to stockholders. Stockholders who submitted stock certificates directly to the depositary agent will receive by first class mail a check for the purchased shares. Payments to stockholders who tendered shares held in "street name" through a broker or financial institution will be made electronically to the "street name" holder.

    This press release includes statements that are not purely historical and are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward-looking statements involve a number of risks and uncertainties. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward-looking statements. Although the Company's management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward-looking statements due to the risks and uncertainties of such statements.

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  Exhibit 99.(a)(5)(D)
LTC PROPERTIES, INC. ANNOUNCES EXPIRATION AND RESULTS OF ITS TENDER OFFER